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                                                                   Exhibit(h)(4)




                          SUB-ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of the 1st day of July, 2002 by and between BISYS FUND SERVICES Ohio, Inc. ("BISYS"), a limited partnership organized under the laws of the State of Ohio and having its principal office at 3435 Stelzer Road, Columbus, Ohio, and Signal Capital Management (the "Service Company"), a registered investment advisor organized under the laws of [the United States].

         WHEREAS, BISYS has entered into an Administration Agreement dated July 1st, 2002 (the "Administration Agreement"), with THE COVENTRY GROUP (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 that is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), concerning the provision of various administration services for the Signal Series of the Trust (individually referred to herein as a "Fund" and collectively as the "Funds");

         WHEREAS, BISYS desires to retain the Service Company to assist it in performing certain administration services for the Trust and the Funds; and

         WHEREAS, the Service Company is willing to perform such services, and BISYS is willing to retain the Service Company, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, BISYS and the Service Company agree as follows:

         1.       RETENTION OF THE SERVICE COMPANY.

                  BISYS hereby appoints the Service Company, subject to the supervision, direction and control of the Trust's Board of Trustees, to furnish the Trust and its Funds with the services described in Schedule A hereto (the "Services").

         2.       ALLOCATION OF CHARGES AND EXPENSES.

         (A) THE SERVICE COMPANY. The Service Company shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform the Services. The Service Company shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Service Company or any affiliated company of the Service Company.

         (B) BISYS. BISYS acknowledges that it will continue to perform all services required to be performed by it as the Administrator under the Administration Agreement, except those services as are required to be performed by the Service Company hereunder, including the Services. The parties agree and acknowledge that pursuant to the Administration Agreement, the Trust has





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undertaken to pay or cause to be paid all other expenses of the Trust not otherwise allocated to BISYS as the Administrator under the Administration Agreement, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or the investment adviser to the Trust or any affiliated corporation of BISYS or such investment adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

         3.       COMPENSATION OF THE SERVICE COMPANY.

                  BISYS shall pay the Service Company, for the services to be provided by the Service Company under this Agreement, a fee at the annual rate of 0.05% (5 basis points) of the average daily net asset value of the variable funds, and 0.10% (10 basis points) of the average daily net asset value of the money market funds.

         4.       LIMITATION OF LIABILITY OF THE SERVICE COMPANY AND BISYS.

                  The duties of the Service Company shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against it hereunder. The Service Company shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. Any officer, director, employee or agent of the Service Company who is or who becomes an officer, Trustee, employee or agent of the Trust shall be deemed, when engaged in rendering the Services hereunder in such capacity, to be rendering services directly to or for the Trust, and shall not be deemed to be acting as an officer, director, employee or agent or one under the control or direction of BISYS.

                  So long as the Service Company acts in good faith and with due diligence and without negligence, BISYS shall indemnify Service Company and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Service Company's actions taken or nonactions with respect to the performance of services hereunder; provided, however, that BISYS's obligation under the foregoing indemnity and hold harmless shall apply only to the extent that BISYS is in fact fully indemnified and held harmless by the Trust under the Administration Agreement for any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable



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investigation expenses) incurred by BISYS (including, without limitation, any indemnification amounts payable to the Service Company), and any payments of indemnity shall be due only if, as and when such amounts payable to the Service Company by BISYS under this paragraph are in fact received by BISYS from the Trust.

                  The Service Company shall indemnify BISYS and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Service Company's appointment as sub-administrator, and any actions taken by or omissions of the Service Company hereunder involving its negligence, willful misfeasance or reckless disregard of its obligations under this Agreement.

         5.       ACTIVITIES OF THE SERVICE COMPANY.

                  The services of Service Company to be rendered hereunder are not to be deemed to be exclusive. The Service Company is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and shareholders of the Trust are or may be or become interested in the Service Company, as officers, employees or otherwise and that directors, officers and employees of the Service Company and its counsel are or may be or become similarly interested in the Trust, and that the Service Company may be or become interested in the Trust as a shareholder or otherwise.

         6.       DURATION OF THIS AGREEMENT.

                  This Agreement shall become effective upon the date first upon written, and shall continue in effect during the term of the Administration Agreement, including any renewals thereof. This Agreement shall terminate automatically upon the termination of the Administration Agreement. The Service Company expressly agrees and acknowledges that the exercise by BISYS of any rights it may have under the Administration Agreement, including, in particular, any rights BISYS may have from time to time to terminate the Administration Agreement, shall not be restricted or limited in any manner by this Agreement and shall not give rise to any claim by the Service Company hereunder.

                  In addition to the foregoing, this Agreement may be terminated for "cause." For these purposes, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to


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the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) any failure on the part of the Trust to pay an amount that is due and payable to BISYS or any of its affiliates under any agreement governing services BISYS or its affiliates render to the Funds within sixty (60) days following the due date.

         7.       ASSIGNMENT.

                  This Agreement shall not be assignable by either party without the written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         8.       AMENDMENTS.

                  No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties hereto.

         9.       CERTAIN RECORDS.

                  The Service Company shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act") which are prepared or maintained by the Service Company shall be the property of the Trust and will be made available to or surrendered promptly to BISYS upon its request or to the Trust upon its request.

                  In case of any request or demand for the inspection of such records by another party, the Service Company shall notify BISYS and follow BISYS's instructions as to permitting or refusing such inspection; provided that the Service Company may exhibit such records to any person in any case where it is advised by counsel to the Trust that the Trust may be held liable for failure of the Service Company to do so, or the Service Company could be held in contempt for failure to do so.

         10.      DEFINITIONS OF CERTAIN TERMS.

                  The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

         11.      NOTICE.

                  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: if to BISYS, at 3435 Stelzer Road,


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Columbus, Ohio 43219, ATTENTION: WILLIAM J. TOMKO facsimile number (614)
470-8715; and if to the Service Company, Signal Capital Management Inc., 200 E. Main Street, #600, Fort Wayne, IN 46855-1053, ATTENTION: MR. JOHN SILLETTO, President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         12.      GOVERNING LAW.

                  This Agreement shall be construed in accordance with the laws of the State of Ohio, subject to any applicable provisions of the 1940 Act.

         13.      MULTIPLE ORIGINALS.

                  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         14.      CONFIDENTIALITY/ PRIVACY.

                  The Service Company agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Trust, all records and other information relative to the Trust and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by BISYS or the Trust, which approval shall not be unreasonably withheld.

                  The Service Company acknowledges that nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS to perform its duties as administrator of the Funds shall be considered confidential information. Service Company shall not give, sell or in any way transfer such confidential information to any person or entity, except at the direction of BISYS or as required or permitted by law. Service Company shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Service Company acknowledges and agrees to comply with the Trust's Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P.

                                    * * * * *

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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the day and year first above written.


                                 BISYS FUND SERVICES OHIO, INC.
                                 BY:  BISYS FUND SERVICES OHIO, INC., ITS
                                      GENERAL PARTNER

                                 By:
                                     -----------------------------------
                                 Title:
                                        --------------------------------

                                 SIGNAL CAPITAL MANAGEMENT, INC.

                                 By:
                                     -----------------------------------
                                 Title:
                                        --------------------------------


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                                   SCHEDULE A

                       TO THE SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                     BISYS FUND SERVICES LIMITED PARTNERSHIP
                                       AND
                     OLD NATIONAL FINANCIAL SERVICES NETWORK


                                    SERVICES
                                    --------




         SERVICES AS SUB-ADMINISTRATOR. As provided herein, the
Sub-Administrator will perform the following duties:


1. assist the Administrator in the supervision of all aspects of the operations of the Funds except those performed by the distributor for the Funds under its Distribution Agreement, the transfer agent for the Funds under its Transfer Agency Agreement and the fund accountant under its Fund Accounting Agreement;

2. assist the Administrator in the preparation of compliance filings pursuant to state securities laws with the advice of the Trust's counsel and coordinate with the transfer agent to monitor the sale of the Funds' shares;

3.   furnish statistical and research data;

4. assist the Administrator to the extent requested by the Administrator in the preparation, mailing, and filing of the Trust's Annual and Semi-Annual Reports to Shareholders and its Registration Statements;

5. assist the Administrator in the preparation of Proxy Statements and related documents with the advice of Trust's counsel and coordinate the distribution of such documents; and

6. provide Trustee Board meeting support, including the preparation of documents related thereto.


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